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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Highland Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-45515 and 333-57725) on Form S-8 of Highland Bancorp, Inc. of our report dated January 19, 2000, relating to the consolidated statements of financial condition of Highland Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31,1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Highland Bancorp, Inc.

                                        /s/ KPMG LLP

Los Angeles, California
March 29, 2000